Exhibit 99


                       FOR IMMEDIATE RELEASE

CONTACT: Jeanne McDonald, Vice President
         (212) 888-3344

          FINANCIAL FEDERAL ANNOUNCES PROPOSED CONVERTIBLE
                     SUBORDINATED NOTE OFFERING

NEW YORK, NY: April 16, 1998 - Financial Federal Corporation ("Financial Federal") (AMEX symbol: "FIF"), today announced that it intends, subject to market conditions, to raise approximately $100 million through an offering of its Convertible Subordinated Notes due 2005 (the "Notes") to qualified institutional buyers, a limited number of institutional accredited investors and a limited number of affiliates of Financial Federal.

The Notes will be callable at the option of Financial Federal after three years, and will be immediately convertible into Common Stock of Financial Federal. The Company has also granted the initial purchasers an option for 30 days to purchase up to an additional $15 million of Notes to cover over-allotments, if any.

The Company anticipates that the net proceeds from the sales of the Notes will be used primarily to reduce outstanding borrowings.

The Notes and the Common Stock issuable upon the conversion thereof have not been registered under the Securities Act of 1933 or state securities laws and may not be sold in the United States absent registration or qualification or an applicable exemption from the registration or qualification requirements.

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